Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Fourth Quarter and Full Year 2015 Results

TAMPA, Fla. – March 3, 2016 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners insurance, as well as reinsurance, real estate and information technology, reported results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015—Financial Results

Income available to common stockholders in the fourth quarter of 2015 totaled $11.1 million or $1.05 diluted earnings per common share compared with $14.6 million or $1.30 diluted earnings per common share in the fourth quarter of 2014.

Gross premiums earned in the fourth quarter of 2015 increased 11.5% to $101.9 million from $91.4 million in the same period in 2014. The increase was primarily due to premiums assumed from Citizens Property Insurance Corporation in December 2014 and subsequent renewals.

Premiums ceded in the fourth quarter of 2015 were $40.3 million or 39.6% of gross premiums earned, which increased from $29.7 million or 32.4% of gross premiums earned in the fourth quarter of 2014. The increase as a percentage of gross premiums earned is primarily due to a change in policy mix that occurred in December 2014 with our assumption of wind-only policies as well as an increase in coverage overall.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the fourth quarter of 2015 were $61.6 million compared with $61.7 million in the same period in 2014.

Investment income in the fourth quarter of 2015 was $1.2 million compared with $1.4 million in the same period in 2014. Additionally, the company recognized net non-cash charges of $0.8 million in the fourth quarter of 2015 and $0.1 million in the fourth quarter of 2014 due to declines in the fair value of securities determined to be other than temporary.

Losses and loss adjustment expenses during the fourth quarter of 2015 were $21.4 million compared with $20.5 million in the same period in 2014.

Policy acquisition and other underwriting expenses in the fourth quarter of 2015 were $11.1 million compared with $9.3 million in the comparable period in 2014. The increase was primarily attributable to commissions and premium taxes related to the policies assumed in December 2014 from Citizens.

Salaries and wages during the fourth quarter of 2015 were $5.0 million compared with $3.9 million in the same period in 2014. The increase was attributable to an increase in employee headcount as well as merit increases during 2015.

Other operating expenses, which include a variety of general and administrative expenses, totaled $5.6 million in the fourth quarter of 2015 compared with $4.9 million in the fourth quarter of 2014. The increase was driven by an increase in professional fees.

Fourth Quarter 2015—Financial Ratios

The company’s loss ratio for the fourth quarter of 2015 (defined as losses and loss adjustment expenses related to net premiums earned) was 34.8% compared with 33.2% for the fourth quarter of 2014.

The expense ratio for the fourth quarter of 2015 (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 39.5% compared with 33.6% for the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio was 74.3% for the fourth quarter of 2015 compared with 66.8% for the same year-ago period.

Full Year 2015—Financial Results

Income available to common stockholders for 2015 totaled $65.9 million or $5.90 diluted earnings per common share compared with $62.7 million or $5.36 diluted earnings per common share for 2014.

Gross premiums earned in 2015 increased 15.8% to $423.1 million from $365.5 million in 2014. The increase was primarily due to premiums assumed from Citizens in December 2014.

Premiums ceded for 2015 were $140.6 million or 33.2% of gross premiums earned compared with $113.4 million or 31.0% of gross premiums earned for 2014.

Net premiums earned for 2015 increased 12.1% to $282.5 million from $252.1 million in 2014.

Investment income during 2015 totaled $3.4 million compared with $9.6 million in 2014 which included $4.7 million of net realized gains from investment sales. The decline was primarily due to net losses related to the company’s limited partnership investments. Additionally, the company recognized net non-cash charges of $4.7 million during 2015 and $0.1 million during 2014 due to declines in the fair value of securities determined to be other than temporary.

Losses and loss adjustment expenses for 2015 were $87.2 million compared with $79.5 million in 2014.

The increase was primarily attributable to an increase in the number of claims reported in 2015 and subsequent development.

Policy acquisition and other underwriting expenses for 2015 were $42.0 million compared with $38.0 million for 2014.

Salaries and wages in 2015 totaled $20.1 million compared with $16.5 million in the same period in 2014. The increase in 2015 is attributable to a ten percent increase in employee headcount as well as merit increases in 2015.

Other operating expenses in 2015 totaled $19.7 million compared with $20.8 million for 2014.

Full Year 2015—Financial Ratios

The loss ratio for 2015 was 30.9% compared with 31.5% for 2014. Losses on our wind-only policies, which we assumed from Citizens in December 2014, were minimal. This benefit more than offset the development related to losses on our multi-peril policies.

The expense ratio for 2015 was 32.7% compared with 34.0% for 2014.

The combined loss and expense ratio was 63.6% for 2015 compared with 65.5% for 2014.

Management Commentary

“2015 was a solid year for HCI with record earnings per share and our eighth consecutive year of profitability,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “We are particularly pleased with these results as the environment in which we and other insurance companies operate has become more challenging.”

Conference Call

HCI Group will hold a conference call later today, March 3, 2016, to discuss these financial results. Chairman and chief executive officer, Paresh Patel, and chief financial officer, Richard Allen, will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Conference ID: 13630109

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through April 3, 2016.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13630109

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that growth prospects and opportunities to add value will arise or that the company will capitalize on any such prospects or opportunities that do arise. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

-Tables to Follow-

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At December 31, 2015	At December 31, 2014
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $128,614 and $96,163, respectively)	$125,009	97,084
Equity securities, available for sale, at fair value (cost: $47,548 and $45,387, respectively)	48,237	45,550
Limited partnership investments, at equity	23,930	2,550
Investment in unconsolidated joint venture, at equity	4,787	4,477
Real estate investments (inclusive of $2,906 and $0 of consolidated variable interest entities, respectively)	30,954	19,138

Total investments	232,917	168,799
Cash and cash equivalents (inclusive of $57 and $0 of consolidated variable interest entities, respectively)	267,738	314,416
Accrued interest and dividends receivable	1,390	1,059
Premiums receivable	19,631	15,824
Prepaid reinsurance premiums	40,747	34,096
Income taxes receivable	1,858	2,624
Deferred income taxes, net	3,189	2,499
Deferred policy acquisition costs	18,602	15,014
Property and equipment, net	11,786	12,292
Other assets	39,128	31,934

Total assets	$636,986	598,557

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$51,690	48,908
Unearned premiums	187,290	214,071
Advance premiums	4,983	4,380
Assumed reinsurance balances payable	1,084	218
Accrued expenses (inclusive of $21 and $0 of consolidated variable interest entities, respectively)	6,316	4,826
Long-term debt	129,429	125,886
Other liabilities (inclusive of $1,108 and $0 of consolidated variable interest entities, respectively)	18,472	17,683

Total liabilities	399,264	415,972

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 10,292,256 and 10,189,128 shares issued and outstanding in 2015 and 2014, respectively)	—	—
Additional paid-in capital	23,879	20,465
Retained income	215,634	161,454
Accumulated other comprehensive (loss) income, net of taxes	(1,791)	666

Total stockholders’ equity	237,722	182,585

Total liabilities and stockholders’ equity	$636,986	598,557

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)
Revenue
Gross premiums earned	$101,946	91,435	$423,120	365,488
Premiums ceded	(40,320)	(29,659)	(140,614)	(113,423)

Net premiums earned	61,626	61,776	282,506	252,065
Net investment income	1,293	1,135	3,978	4,888
Net realized investment (losses) gains	(45)	270	(608)	4,735
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(810)	(107)	(5,275)	(107)
Portion of loss recognized in other comprehensive income, before taxes	(2)	—	594	—

Net other-than-temporary impairment losses	(812)	(107)	(4,681)	(107)
Policy fee income	1,019	994	3,496	2,820
Other	331	684	1,261	1,707

Total revenue	63,412	64,752	285,952	266,108

Expenses
Losses and loss adjustment expenses	21,420	20,529	87,224	79,468
Policy acquisition and other underwriting expenses	11,067	9,278	41,984	37,952
Salaries and wages	4,966	3,869	20,140	16,483
Interest expense	2,716	2,644	10,754	10,453
Other operating expenses	5,618	4,938	19,658	20,790

Total expenses	45,787	41,258	179,760	165,146

Income before income taxes	17,625	23,494	106,192	100,962
Income taxes	6,535	8,932	40,331	38,298

Net income	$11,090	14,562	$65,861	62,664
Preferred stock dividends	—	—	—	4

Income available to common stockholders	$11,090	14,562	$65,861	62,668

Basic earnings per common share	$1.12	1.43	$6.51	5.90

Diluted earnings per common share	$1.05	1.30	$5.90	5.36

Dividends per common share	$0.30	0.27	$1.20	1.10